Exhibit 10.33

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (the “Agreement”) is made and entered into as of the 31st day of August, 2007, by and between Post, Buckley, Schuh & Jernigan, Inc., a Florida corporation (“Seller”), and Greenebaum and Rose Associates, Inc., a Maryland corporation or its permitted assigns (“Purchaser”).

R E C I T A L S

A. Seller is the owner in fee simple of that certain real property located at 2001 NW 107th Avenue, Miami, Dade County, Florida 33172, containing approximately 5 acres of land as more particularly described in Exhibit A attached hereto and incorporated herein by reference (the “Land”), together with, without warranty of any nature, all of Seller’s right, title and interest in and to all easements, licenses, permits (the “Licenses and Permits”), warranties, guaranties (the “Warranties”), development rights, surveys, and construction plans (the “Plans”) depicting or describing all or any part of the Property (as hereinafter defined), covenants and other rights appurtenant to said Property, and all right, title and interest of Seller in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of, abutting or adjoining said Property and to the center line thereof (the “Appurtenances”), and the four-story office building located thereon containing approximately 93,971 net rentable square feet of building area (the “Building”), together with all of Seller’s right, title and interest in and to all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Building or the Building systems (collectively, the “Intangibles”). The Land, the Improvements, and the Intangibles are collectively referred to herein as the “Property.”

Notwithstanding any provision contained in this Agreement to the contrary, the term “Property” shall not include, and Seller shall not assign or convey to Purchaser at Closing, the following (the “Excluded Property”): (a) any insurance contracts or policies owned or held by Seller in connection with the Property, (b) any deposits, rebates, credits, refunds, reimbursements and similar amounts payable to Seller by any governmental or quasi-governmental authority or utility company in connection with the Property; (c) any furniture, office equipment, telephone equipment, computer equipment, trade fixtures or other personal property of any nature used by Seller in connection with the operation of Seller’s business on the Property, or (d) any fixtures, equipment, machinery, and appliances, which are now, or may hereafter prior to the Closing Date (as hereinafter defined) be placed in, attached to and owned by Seller and used in connection with the management, operation, maintenance or repair of the Land or the Building (the “Fixtures”).

B. Purchaser desires to purchase the Property from Seller and Seller desires to sell, transfer and assign the same to Purchaser, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the recitals, which recitals are incorporated into this Agreement as if fully set forth herein, the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale

1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from Seller the Property upon the terms and conditions herein set forth. The purchase price for the Property shall be Twenty-Two Million One Hundred Five Thousand Dollars ($22,105,000.00) (the “Purchase Price”), as may be adjusted pursuant to the terms of this Agreement. The Purchase Price shall be payable at Closing in cash, and is subject to adjustments as set forth in this Agreement.

ARTICLE II

Deposit

2.1 Deposit. Within two (2) business days after the Effective Date, Purchaser will deliver the sum of Six Hundred Twenty-One Thousand Fifty Dollars ($621,050.00) to Seller by wire transfer (the “Deposit”). If Purchaser fails to timely deliver any portion of the Deposit to Seller, this Agreement shall terminate.

2.2 Application of Deposit. Seller shall invest the Deposit (if applicable), subject to Purchaser’s approval, in a non-commingled account identified as “deposit escrow for the sale of 2001 NW 107th Avenue,” in a money market account at a national bank. The Deposit shall include any interest earned thereon. The Deposit shall be held in escrow by Seller until (i) Closing (as defined in Article III) occurs under this Agreement, in which event the Deposit shall be applied as a credit against the Purchase Price; (ii) this Agreement has been terminated for reasons other than a default of Purchaser hereunder, in which event the Deposit will be returned to Purchaser; or (iii) this Agreement is terminated due to Purchaser’s default, in which event the Deposit shall be retained by Seller as full, complete and liquidated damages, whereupon Purchaser shall be relieved of all liability under this Agreement, except for the obligations of Purchaser which survive the termination of this Agreement.

ARTICLE III

Closing

3.1 Closing. The closing of the purchase and sale of the Property (the “Closing”) shall be held on a date mutually agreed upon by Seller and Purchaser, but in no event shall Closing occur later than fifteen (15) business days after the Effective Date. The date of Closing is referred to in this Agreement as the “Closing Date”. The Closing shall take place through an escrow with Chicago Title Insurance Company, National Business Unit, 1129 20th Street, N.W., Suite 300, Washington, D.C. 20036, attention: Eric Taylor, Esquire (the “Title Company”); however, neither party shall be required to attend the Closing as long as it timely delivers or provides to the Title Company all documents and instruments required to be provided by such party at Closing hereunder.

3.2 Seller’s Closing Deliveries. Seller shall provide the following to Purchaser at Closing and the delivery of such shall be a condition precedent to Purchaser’s obligation to perform under this Agreement:

3.2.1 Possession. Full, complete and actual possession of the Property to Purchaser on the Closing Date, subject only to the PBSJ Lease (as defined in Section 3.2.8 below) and the Permitted Exceptions (as defined in Section 6.1 below).

3.2.2 Deed. A special warranty deed (“Deed”) in recordable form duly executed by Seller conveying to Purchaser the Land and Improvements described on Exhibit A in fee simple subject only to the Permitted Exceptions, in the form attached hereto as Exhibit B.

3.2.3 Reaffirmation of Representations and Warranties. A certificate reaffirming all representations and warranties of Seller set forth in Section 7 hereof in the form attached hereto as Exhibit C, or noting any exceptions therefrom known to Seller.

3.2.4 FIRPTA Certificate. An affidavit duly executed by Seller certifying that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code in the form of Exhibit D attached hereto.

3.2.5 Permits and Other Documents. To the extent in the possession of Seller, original or copies of all licenses and permits, if any, together with such existing leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property.

3.2.6 Certificates of Occupancy. To the extent in the possession of Seller, original or copies of all certificates of occupancy for the Improvements.

3.2.7 PBSJ Lease. A ten (10) year, “triple-net” lease for the Land and Improvements (the “PBSJ Lease”) between Seller, as tenant, and Purchaser or an affiliate thereof, as landlord, providing that all operating expenses, taxes, insurance, and other costs of owning and operating the Land and Improvements, including but not limited to structural and non-structural maintenance and repairs, shall be paid or performed by the tenant thereunder at the tenant’s cost and expense (except that landlord shall be responsible for repairs to and maintenance of the roof and except for repairs due to fire, casualty or condemnation). The PBSJ Lease shall be in the form attached hereto as Exhibit E and incorporated herein by reference.

3.2.8 Assignment and Assumption of Intangibles. An Assignment and Assumption of Intangibles in the form attached hereto as Exhibit F, assigning to Purchaser all of Seller’s right, title and interest in and to the Intangibles.

3.2.9 Other Consents, Approvals, Etc. Such other consents, approvals, affidavits, estoppel certificates and other instruments and documents as may be reasonably required by the Title Company prior to Closing, including, without limitation, a settlement statement and the standard form affidavit required by the Title Company in order to remove all standard or “preprinted” title exceptions and mechanics’ liens.

3.2.10 Further Assurances. Seller agrees that it will, upon reasonable notice and from time to time after the Closing Date, upon request of Purchaser, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better assignment, transfer and granting of the Property to Purchaser, its successors or assigns, but nothing herein shall obligate Seller to incur any liability beyond that set forth elsewhere in this Agreement.

3.3 Purchaser’s Closing Deliveries. Purchaser agrees to provide the following to Seller at Closing:

3.3.1. Purchase Price. The balance of the Purchase Price, as adjusted pursuant to the terms hereof.

3.3.2 PBSJ Lease. Join Seller in the execution of the PBSJ Lease.

3.3.3 Other Consents, Approvals, Etc. Such other consents, approvals, affidavits and other instruments and documents as may be reasonably required by the Title Company prior to Closing, including, without limitation, a settlement statement.

3.3.4 Assignment and Assumption of Intangibles. Join Seller in the execution of the Assignment and Assumption of Intangibles in the form attached hereto as Exhibit F.

ARTICLE IV

Prorations and Closing Costs

All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted as follows:

4.1 Prorations. Except as otherwise set forth herein, all items to be prorated pursuant to this Article IV shall be prorated as of midnight of the day immediately preceding the Closing Date, with Purchaser to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date.

4.1.1. Rents. Rents, if any, shall be prorated as and when collected.

4.1.2 Taxes. Real estate and personal property taxes and assessments for the year in which Closing is held shall not be prorated; however, Seller shall remain responsible for the payment of such taxes pursuant to the terms of the PBSJ Lease.

4.1.3 Utilities and Operating Costs. Purchaser and Seller hereby acknowledge and agree that the amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses of the Property will remain the responsibility of Seller as the tenant under the PBSJ Lease, and therefore, no adjustments for utilities or operating costs shall be made at Closing.

4.2 Closing Costs. At Closing, Seller shall pay the following costs: Seller’s attorneys’ fees; costs pertaining to the pay-off and release or bonding of any existing liens or monetary encumbrances (except for liens arising by, through or under Purchaser and liens that the Title Company is willing to insure over); a reasonable settlement or closing fee customarily paid by sellers (but in no event in excess of fifty percent of the settlement or closing fee charged); and the documentary stamp taxes or transfer taxes required to be paid with respect to the Deed. At Closing, Purchaser shall pay the following costs: Purchaser’s attorneys’ fees; survey costs; all costs of the premium for Purchaser’s owner’s title insurance policy and any endorsements thereto requested by Purchaser, a reasonable settlement or closing fee customarily paid by purchasers; recording charges for the Deed and any financing documents; and all costs in connection with Purchaser’s financing, if any.

ARTICLE V

Purchaser’s Right of Inspection

5.1 Purchaser’s Right of Inspection. Seller has previously delivered to Purchaser certain information in connection with the Property. Within five (5) days following the Effective Date, Seller shall deliver to Purchaser copies of the information listed on Exhibit G attached hereto, to the extent same is in the possession of Seller. Purchaser and/or its designers shall have the right prior to Closing to enter, or cause its agents or representatives to enter upon the Property for the purpose of making surveys, engineering or other tests, test borings, physical inspections, investigations, architectural, structural, environmental and other studies of the Property as Purchaser may deem desirable to evaluate the Property; provided, however, that Purchaser shall use commercially reasonable efforts not to unreasonably interfere with Seller or any tenant. Prior to any entry on to the Property, Purchaser shall have in effect and maintain commercial general liability insurance naming Seller as additional insureds, with limits not less than $1,000,000.00 for personal injury, including bodily injury and death, and property damage. Prior to any entry on the Property, Purchaser shall deliver to Seller a certificate of insurance evidencing such coverage, and further evidencing that such coverage may only be terminated or modified upon thirty (30) days prior written notice to Seller. Purchaser shall deliver to Seller copies of any reports prepared in connection with any inspections of the Property by or on behalf of Purchaser, including without limitation, any environmental reports. All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Property will be solely Purchaser’s expense. Purchaser shall give Seller reasonable notice prior to making any inspection. Purchaser shall repair any damages to the Property and shall indemnify, defend and hold Seller harmless for all reasonable costs and expenses incurred by Seller in connection with any loss or damage (including any property damage or personal injury) incurred in connection with or related to Purchaser’s entry onto the Property. Purchaser shall only be liable for actual damages and shall not be liable for any punitive, speculative or consequential damages. Purchaser’s obligations under this Agreement shall survive any termination of this Agreement.

5.2 Continued Right to Access. Purchaser and/or its designees shall have the continued right through the Closing Date to examine and review all such data and financial information, inspect the Property, survey the Property and make other tests and analyses as it deems necessary or desirable, subject to the terms and provisions of Section 5.1 above. Notwithstanding any examinations, inspections, surveys or tests, Purchaser shall be entitled to the benefit of all covenants and warranties of Seller contained in this Agreement and said review, inspection, survey and tests and failure to terminate shall not be a waiver or relinquishment of any covenant or warranty of or by Seller.

ARTICLE VI

Title

6.1 Title. Title to the Land and Improvements shall, as a condition of Closing, be indefeasible, merchantable and marketable, good of record and in fact, and insurable without exception at standard rates by the Title Company, free of all encumbrances, liens, judgments, tenancies and covenants, excepting only the following permitted exceptions (“Permitted Exceptions”): (i) the lien of real estate taxes and special assessments not yet due and payable; (ii) such other exceptions as are set forth in Schedule B - Part II of the Commitment (as hereinafter defined), but not the other pie-printed exceptions to the extent same can be removed upon Seller’s execution and delivery of the affidavit described in Section 6.5 below, (iii) all covenants, conditions, restrictions, easements and other matters of record and affecting title to the Property as of the Effective Date; (iv) all matters shown on the Survey, and (v) lien claims arising in connection with Seller’s pending construction project which have been bonded by Seller or are insured over by the Title Company (“Construction Claims”). If Closing occurs, Seller shall indemnify and hold Purchaser harmless from and against all claims, liabilities, costs and expenses arising in connection with any Construction Claims, and such obligation of Seller shall survive the Closing and not be subject to any limitation on remedies set forth in this Agreement.

6.2 Commitment. Purchaser has obtained an ALTA title insurance commitment (the “Commitment”), issued by the Title Company agreeing to issue to Purchaser upon recording of the Deed, an owner’s policy of title insurance (“Title Policy”) in the amount of the Purchase Price. Said Commitment agrees to insure the proposed title of the Purchaser to the Property, subject only to the Permitted Exceptions, and without any exception for creditors’ rights. A copy of the Commitment is attached hereto as Exhibit H. All matters set forth on Schedule B–Part II of the Commitment are approved by Purchaser and shall constitute Permitted Exceptions for purposes hereof.

6.3 Survey. Promptly following the execution of this Agreement, Purchaser may, at its expense, order a current ALTA certified survey of the Property (“Survey”) prepared by a surveyor selected by Purchaser (the “Surveyor”).

6.4 Title and Survey Defects. Seller shall remove, cause to be bonded or take such action as the Title Company may require to insure over, at Seller’s sole cost and expense, any mechanic’s liens, judgment liens or deeds of trust or other financing liens affecting the Property to the extent same have been created by Seller, and shall deliver the Property free and clear of all monetary liens created by Seller (collectively, the “Prohibited Exceptions”), all of which shall be deemed to be excluded from the term “Permitted Exceptions.”

6.5 Affidavits. Seller shall execute such affidavits and other similar type instruments as are required reasonably by the Title Company for the elimination of any standard or printed exceptions in Purchaser’s final Title Policy, including, without limitation, the exceptions for (a) liens for labor or material performed on behalf of Seller, whether or not of record, (b) parties in possession (other than Seller as tenant under the PBSJ Lease), and (c) unrecorded easements other than as shown by the Survey, provided that the form of such documents is reasonably acceptable to Seller.

ARTICLE VII

Representations and Warranties of Seller

Seller hereby represents and covenants to Purchaser that each of the following representations and warranties is true and correct as of the date of execution of this Agreement and shall be true and correct as of the Closing Date.

7.1 Authority. Seller is a corporation, duly formed, validly existing and in good standing under the laws of the State of Florida. Seller has full and absolute power and authority to enter into this Agreement and all ancillary documents delivered pursuant hereto, and to assume and perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite corporate action and no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation of Seller. The execution and delivery of this Agreement and all documents required under this Agreement by Seller and the consummation of the transaction described herein, are and will be binding on Seller and do not and will not cause Seller to be in violation of any law, ordinance, order or requirement or of any agreement or contract to which Seller is a party. No additional signatures are required to bind Seller.

7.2 Legal Action Against Seller. There are no judgments, orders, or decrees of any kind against Seller unpaid or unsatisfied of record, nor, to the best of Seller’s knowledge, is there any legal action, suit or other legal or administrative proceeding pending before any court or administrative agency relating to the Property which would materially adversely affect the Property for its present use.

7.3 Leases. Except for the PBSJ Lease to be executed and delivered at Closing, there are no other leases, licenses, occupancy agreements or parties in possession with respect to the Property.

7.4 Bankruptcy or Debt of Seller. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally. Seller has received no notice of (i) the filing of an involuntary petition by Seller’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, or (c) the attachment or other judicial seizure of all or substantially all, of Seller’s assets. There are no due but unpaid income, property or franchise taxes of Seller which constitute a lien against the Property.

7.5 Compliance with Existing Laws. To the current actual knowledge of Seller, Seller has not received any written notice of any material violation of any law, municipal or other governmental ordinances, including, without limitation, zoning ordinances and regulations, orders, rules, regulations or requirements, or environmental laws, or of any restrictive covenants against or affecting the Property or any part thereof, nor does Seller have actual knowledge of any facts which constitute such a violation. Except for matters set forth in the Commitment, to the current actual knowledge of Seller, Seller has not proffered any improvements or alterations to the Property to any Governmental Authority (hereinafter defined), nor has Seller entered into any other form of building commitment relating to the Property with any Governmental Authority.

7.6 Condemnation. To the current actual knowledge of Seller, there are no pending or contemplated condemnation proceedings affecting the Property or any part thereof nor is Seller aware of any such contemplated proceedings.

7.7 Environmental. Seller advises Purchaser that an underground fuel storage tank was previously located on the Property and an above ground fuel storage tank is currently located on the Property. Seller also advises Purchaser that Seller currently stores equipment on the Property that contains radioactive and/or hazardous materials.

7.8 Insurance. Seller has in full force and effect (i) liability insurance in an amount not less than $2,000,000.00, and (ii) all insurance required by applicable laws, regulations, ordinances and/or the PBSJ Lease.

7.9 Licenses and Permits. To the current actual knowledge of Seller, all required certificates of occupancy for the Property (including a certificate of occupancy for Seller, with respect to the space to be occupied pursuant to the PBSJ Lease) and all other licenses, permits, authorizations and approvals necessary for the operation of the Property, including, without limitation, all curb cut and street opening permits required for vehicular access to and from the Property to public streets have been validly issued and are in good standing and shall remain so upon consummation of Closing. All charges and fees for such permits have been paid in full.

7.10 Seller’s Obligations. To the current actual knowledge of Seller, Seller has not failed to perform or to have performed any obligations owing or owed to any Governmental Authority or private party and required to be performed prior to Closing pursuant to any easement, declaration or other agreements existing as of the Closing Date relating to the construction, development, management or operation of, or otherwise relating to, the Property or to any on-site or off-site improvements which Seller’s failure to perform would cause such obligations to be imposed on Purchaser following the Closing, except for obligations required to be performed after the Closing.

7.11 Foreign Person. Seller is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code, and Seller agrees to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.12 Zoning. To the current actual knowledge of Seller, Seller has not received notice of, and does not have knowledge of, any pending or threatened re-zoning of the Property or any zoning violation with respect to the Property.

7.13 Consents. To the current actual knowledge of Seller, except for Seller’s lender, the consent of no other party is required for Seller to convey the Property to Purchaser, and no party has any right of refusal, right of offer or option with respect to the Property or any portion thereof.

When any representation or warranty of Seller is made “to Seller’s knowledge” or the like, such representation or warranty is made to the current actual knowledge of Richard Grubel (who has significant knowledge concerning the Property), without investigation or inquiry, with the understanding and agreement that such person shall have no liability under or in connection with this Agreement. The representations and warranties of Seller are made as of the Effective Date (but Seller makes no representation that there will not be a change in any of the matters referred to therein between the date hereof and the date of Closing). In the event Purchaser discovers that any material representation or warranty of Seller is not true or correct in any material respect (hereinafter collectively referred to as a “Breach”) and such Breach is discovered after the Effective Date but before Closing, Purchaser, as Purchaser’s sole and exclusive remedy, shall be entitled to terminate this Agreement by written notice delivered to Seller within five (5) days after Purchaser first learns of the Breach, failing which Purchaser shall be deemed to have waived such Breach and any corresponding right to terminate this Agreement pursuant to this Section and elected to purchase the Property in accordance with the provisions of this Agreement. In the event Purchaser first discovers a Breach after the Closing, Purchaser shall notify Seller in writing of such Breach and Seller shall have a period of thirty (30) days after Seller’s receipt of such notice to cure the Breach before Purchaser shall be entitled to exercise any remedies for such Breach. Notwithstanding any provision contained herein to the contrary, Seller shall have no liability for a Breach caused by a change of facts or circumstances or any third party.

ARTICLE VIII

Covenants of the Seller

Seller hereby covenants and agrees that during the period between the Effective Date and the Closing Date, Seller shall perform and observe the following covenants and obligations:

8.1 Creation of Encumbrances. From and after the Effective Date up to and including the Closing, Seller shall not hereafter create or consent to the imposition of any lease, lien, easement, restriction, covenant, condition or other encumbrance upon the Property which would be binding upon Purchaser or the Property following the Closing without, in each instance, the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion and shall be deemed to have been granted if Purchaser does not send written notice of disapproval to Seller within five (5) days after Seller’s receipt of a request for approval. The foregoing shall not apply with respect to Construction Claims.

8.2 Representations. Seller shall not take any action which would have the effect of violating any of the representations or warranties of Seller contained in this Agreement.

8.3 Alterations. Seller shall be allowed to make and to permit to be made any alterations to the Property in accordance with the renovation and improvement plan previously provided by Seller to Purchaser without the prior written consent of Purchaser. Except for improvements contemplated in the information delivered by Seller to Purchaser, Seller shall not make any structural alterations to the Property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been granted if Purchaser does not send written notice of disapproval to Seller within five (5) days after Seller’s receipt of a request for approval. Purchaser acknowledges that the interior renovations currently underway are acceptable to Purchaser and that the same may be continued and completed by Seller, subject to the terms of the PBSJ Lease.

8.4 Notice to Purchaser. Seller shall notify Purchaser promptly of the occurrence of any of (i) a fire or other casualty causing damage to the Property, or any portion thereof; (ii) receipt of notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof; or (iii) receipt of notice from any governmental or quasi-governmental agency relating to any violations or the condition, use or occupancy of the Property, or any portion thereof.

8.5 Operation of Property. From and after the Effective Date up to and including the Closing, Seller shall operate the Property substantially in accordance with past practices and in material compliance with applicable law.

ARTICLE IX

Conditions Precedent

9.1 Conditions Precedent. The obligation of Purchaser to purchase the Property and to perform the other covenants and obligations to be performed by it on the Closing Date shall be subject to the following conditions:

9.1.1 Covenants. Seller shall have performed all of its material covenants, agreements and obligations under this Agreement.

9.1.2 Representations and Warranties. All of Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, subject to the provisions of Article VII hereof.

9.1.3 Title. There shall be no exceptions to title to the Property other than the Permitted Exceptions, and the Title Company shall be unconditionally prepared to issue a title policy (subject only to the payment of the premium) consistent with the requirements of Article VI of this Agreement and showing no exceptions other than the Permitted Exceptions.

9.1.4 Closing Deliveries. Seller shall have performed its obligation to deliver the documents set forth in Section 3.2 above.

9.1.5 Condition of the Property. No material adverse change in the condition of the Property subsequent to the Effective Date shall have occurred or exist

9.2 Failure of Conditions Precedent. In the event any of the foregoing conditions precedent are not satisfied as of the Closing Date, Purchaser shall have the right, as Purchaser’s sole and exclusive remedies, to either (i) waive in writing such unsatisfied condition(s) precedent and proceed to Closing (which waiver shall not constitute a waiver of any breach by Seller of inaccuracy of Seller’s representations or warranties), or (ii) terminate this Agreement in accordance with Section 12 below. Notwithstanding the foregoing, nothing in this Section 9.2 shall serve to modify Seller’s obligations in the event of Seller’s breach or default as provided in Section 12 below.

ARTICLE X

Risk of Loss

10.1 Risk of Loss. Until Closing has occurred, the risk of loss or damage to the Property or any portion thereof shall be assumed by Seller who will promptly notify Purchaser in writing as to the occurrence, extent and estimated cost of repair of the damage. In the event of any material damage to the Property by fire or other casualty, act of God or any other event, either Seller or Purchaser shall have the right, exercisable by written notice to the other prior to Closing, to (a) terminate this Agreement, in which event, Purchaser shall obtain a refund of its Deposit; or (b) close, in which event, the insurance proceeds as well as the applicable deductible amount and any unpaid claims or rights in connection with such casualty, shall be deposited into an escrow account at Closing pursuant to an escrow agreement which will require Seller to restore the damage to the Property and permit Seller to draw down on the escrowed funds as construction progresses.

ARTICLE XI

Condemnation

11.1 Condemnation. Seller agrees to give Purchaser written notice of any action or proceeding instituted or pending, in eminent domain or for condemnation affecting any part of the Property, promptly after Seller’s receipt thereof. If, prior to the Closing Date, all or any material part of the Property is taken by condemnation or eminent domain proceeding or other transfer in lieu thereof, this Agreement may be terminated at the option of Purchaser by written notice to Seller given within ten (10) days after Seller gives Purchaser the notice of such condemnation or conveyance in lieu thereof. If Purchaser elects not to terminate this Agreement, then this Agreement shall remain in full force and effect, and Seller shall at Closing assign to Purchaser all rights of Seller to the condemnation award, less all costs and expenses incurred by Seller in restoring the damage to the Property in connection therewith, but there shall be no reduction in the Purchase Price. For purposes hereof, a taking shall be deemed to be material if the taking would cause the Property to be in violation of applicable laws or more than 10% of the area of the Land is taken. If the taking is not material for purposes hereof, Purchaser shall have no right to terminate this Agreement as a result of the taking. If Closing occurs, the PBSJ Lease shall be modified to provide for the restoration of any damage to the Property following Closing and the application of the condemnation award for such purposes.

ARTICLE XII

Default

12.1 Purchaser’s Default. If Purchaser through no action, inaction or fault of Seller fails to consummate the purchase and sale contemplated herein after all conditions precedent to Purchaser’s obligation to consummate such transactions have been satisfied or waived by Purchaser, the Deposit shall be delivered to Seller as full and complete liquidated damages (and not as a penalty), as the exclusive and sole right and remedy of Seller, whereupon this Agreement shall terminate and neither party shall have any further obligations or liabilities to any other party. The foregoing shall not limit or affect any remedies of Seller with respect to obligations of Purchaser which survive the termination or Closing of this Agreement.

12.2 Seller’s Default. If Seller through no action, inaction or fault of Purchaser, has failed, refused, or is unable to consummate the purchase and sale contemplated herein by the Closing Date, Purchaser may, as Purchaser’s sole and exclusive remedies, (i) terminate this Agreement and promptly receive the return of the Deposit, or (ii) enforce specific performance of this Agreement, or (iii) proceed to Closing, thereby waiving the breach; provided, that if Purchaser tenders the Purchase Price at the Closing, Seller defaults by failing to convey the Property to Purchaser at Closing as required hereunder and the remedy of specific performance is not available because Seller has conveyed the Property to another party, Purchaser shall be entitled to seek to recover Purchaser’s actual (but not consequential, speculative or punitive damages) caused by Seller’s default. Seller acknowledges and agrees that the remedy of specific performance is an appropriate remedy as provided for hereunder.

ARTICLE XIII

Broker

13.1 Broker. The parties hereto agree and represent to each other that no broker, agent or finder other than WestVest Associates, Inc., representing the Purchaser, and York Property Company, representing the Seller, has been engaged on their behalf or otherwise involved in this transaction and each party shall indemnify, defend and hold the other harmless from and against the claims of any other broker, agent, consultant of finder claiming to have acted on behalf of such party in connection with this transaction or this Agreement. Purchaser agrees to pay any commission due to WestVest Associates, Inc. in accordance with a separate written agreement between Purchaser and WestVest Associates, Inc., and Seller agrees to pay any commission due to York Property Company in accordance with a separate written agreement between Seller and York Property Company.

ARTICLE XIV

Miscellaneous

14.1 Notices. Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted to the addresses noted below by hand delivery, by facsimile delivery (with confirmation) or by overnight courier addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof) (the date of such notice shall be the date of actual delivery to the recipient thereof; in the case of transmission by facsimile, effective on the date of the facsimile transmission or in the case of refusal of delivery, on the date of such refusal):

To Seller:	Post, Buckley, Schuh & Jernigan, Inc.
2001 NW 107th Avenue
Doral, Florida 33172
Attn: Richard M. Grubel

With copy to:	David M. Tatum
Geary, Porter & Donovan, P.C.
16475 Dallas Parkway, Suite 400
Addison, Texas 75001

and to:

Thomas J. Graham
Jackson & Cooksey, Ltd.
12770 Merit Drive, Suite 760
Dallas, Texas 75251

To Purchaser:	Samuel G. Rose
Greenebaum and Rose Associates, Inc.
5301 Wisconsin Avenue, N.W.
Suite 510
Washington, D.C. 20015

and to:

Samuel G. Rose
7661 Fisher Island Drive
Fisher Island, FL 33109

With COPY to:	Ronald S. Shapiro, Esquire
Shapiro, Lifschitz and Schram, P.C.
1742 N Street, N.W.
Washington, D.C. 20036
Fax No.: (202) 689-1901

To Title Co.:	Chicago Title Insurance Corporation
1129 20th Street, NW, Suite 300
Washington, DC 20036
Attention: Eric Taylor, Esquire
Fax No.: (202) 466-5070

14.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

14.3 Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

14.4 Effective Date. This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser, which date shall be deemed the Effective Date hereof (the “Effective Date”). Either party may request that the other party promptly execute a memorandum specifying the Effective Date hereof.

14.5 Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

14.6 Counterpart Copies. This Agreement may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

14.7 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

14.8 Assignment. Purchaser shall have the absolute right to assign its rights and interests in the Agreement without the consent of Seller only (i) to an entity or individual(s) controlled by Purchaser (which for purposes hereof shall mean ownership and the right to vote more than 50% of the outstanding voting interests in such entity), and/or (ii) to effect a tax free exchange as set forth in Section 14.19 hereof. Except as provided in the preceding sentence or as provided in Section 14.19, this Agreement may not be assigned by Seller or Purchaser.

14.9 Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

14.10 Entire Agreement. This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Purchaser and Seller each reserve the right to waive any of the terms or conditions of this Agreement which are for such waiving party’s benefit and, in the case of Purchaser, to purchase the Property in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party waiving such term or condition.

14.11 Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.12 Survival. The provisions of this Agreement shall survive after the conveyance of title and payment of the Purchase Price for a period of nine (9) months after Closing and shall not be merged therein.

14.13 Agreement Not to Market. Seller shall not market the Property or any interest therein, or solicit or accept any offers for the sale of the Property after the Effective Date, unless this Agreement is terminated in accordance with the terms hereof.

14.14 Limitation of Liability. In no event shall any member, officer, director, partner, shareholder, agent or employee of Purchaser or Seller, or their respective partners or members be personally liable for any of the obligations of Purchaser or Seller, as the case may be, under this Agreement or otherwise. In addition, and notwithstanding any provision contained in this Agreement or any of the documents to be executed by Seller to Purchaser at Closing (collectively, the “Purchase Documents”): (i) the representations, warranties, indemnities, undertakings, covenants and agreements of Seller (collectively, “Seller’s Undertakings”) under the Purchase Documents shall not constitute personal obligations of the officers, directors, employees, agents, trustees, partners, members, representatives, stockholders or other principals or representatives of Seller, and no personal liability or personal responsibility of any sort with respect to any of Seller’s Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against any of the officers, directors, employees, agents, trustees, partners, members, representatives, stockholders or other principals or representatives of Seller; (ii) the period of limitations with respect to Seller’s Undertakings shall expire upon the date which is 270 days following the date of Closing; (iii) in no event shall Purchaser be entitled to recover any consequential, punitive or speculative damages or lost profits as a result of or in connection with any of Seller’s Undertakings, it being agreed and understood that any action by Purchaser against Seller in connection with Seller’s Undertakings shall be limited to actual, direct damages incurred by Purchaser in connection therewith, as limited by clause (iv) below; and (iv) Seller’s liability for any and all of Seller’s Undertakings shall be limited to $220,000.00 in the aggregate with respect to a breach of Seller’s Undertakings as to which Purchaser notifies Seller within 270 days following the Closing, which notice must describe the nature and extent of the breach and the measures necessary to cure same, and $1,000.00 with respect to any other breach of Seller’s Undertakings, and Seller shall have no liability in excess of such amounts.

14.15 Waiver of Trial by Jury. The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

14.16 Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow) or to recover damages for the breach of this Agreement, the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.

14.17 Indemnification. Seller shall indemnify, defend and hold Purchaser harmless from all loss, cost, liability and expense (including attorneys’ fees) relating to or arising from any tort claims arising in connection with the ownership or operation of the Property prior to Closing.

14.18 Time is of the Essence. Time is of the essence with respect to each of Seller’s and Purchaser’s obligations under this Agreement.

14.19 Tax-Free Exchange. Seller and Purchaser each hereby reserve the right to effect a purchase of the Property as part of an exchange transaction (which exchange may be either simultaneous or non-simultaneous with Closing hereunder, and may include a so-called “forward exchange”) that will qualify for treatment under Section 1031 of the Internal Revenue Code of 1986. Seller and Purchaser agree to cooperate with the other in accomplishing such a Code Section 1031 exchange, provided that neither party shall be obligated to (i) take title to any exchange property, or (ii) incur any costs or liabilities other than those that would have been incurred by the cooperating party in connection with a direct purchase of the Property on the terms set forth herein. Subject to the foregoing, Seller and Purchaser each agree to take all actions and execute any and all additional documents reasonably required to effect such a Code Section 1031 exchange.

14.20 Condition of Property. Purchaser acknowledges that prior to Closing, Purchaser will have independently and personally inspected the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT TO THE CONTRARY, PURCHASER, ACKNOWLEDGES THAT PURCHASER IS PURCHASING THE PROPERTY IN “AS-IS, WHERE-IS” CONDITION “WITH ALL FAULTS” AS OF THE CLOSING AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, FROM ANY OF SELLER AS TO, AND PURCHASER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, INCLUDING WITHOUT LIMITATION, ANY SUBSEQUENT OWNER OF THE PROPERTY OR ANY PORTION THEREOF, WAIVES ALL CLAIMS AGAINST AND RIGHT TO RECOVER FROM, RELEASES AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM ANY AND ALL PRESENT OR FUTURE DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, ARISING FROM OR RELATING TO: (I) THE PROPERTY’S CONDITION, FITNESS FOR ANY PARTICULAR PURPOSES, SUITABILITY, OR MERCHANTABILITY, (II) THE STRUCTURAL INTEGRITY OF AND/OR ANY DEFECTS IN THE IMPROVEMENTS OR THE PROPERTY, (III) THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION, DATA, MATERIALS OR CONCLUSIONS CONTAINED IN ANY INFORMATION PROVIDED PURCHASER, (IV) THE FAILURE OF THE PROPERTY TO COMPLY WITH ANY LAWS APPLICABLE TO THE PROPERTY, (V) ANY ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ALLEGED PRESENCE OF ASBESTOS, RADON OR ANY HAZARDOUS MATERIALS OR HARMFUL OR TOXIC SUBSTANCES IN, ON, UNDER OR ABOUT THE PROPERTY, INCLUDING

WITHOUT LIMITATION ANY CLAIMS UNDER OR ON ACCOUNT OF (A) THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS THE SAME MAY HAVE BEEN OR MAY BE AMENDED FROM TIME TO TIME, AND SIMILAR STATE STATUTES, AND ANY REGULATIONS PROMULGATED THEREUNDER, (B) ANY OTHER FEDERAL, STATE OR LOCAL LAW, ORDINANCE, RULE OR REGULATION, NOW OR HEREAFTER IN EFFECT, THAT DEALS WITH OR OTHERWISE IN ANY MANNER RELATES TO, ENVIRONMENTAL MATTERS OF ANY KIND, (C) THIS AGREEMENT, OR (D) THE COMMON LAW, OR (VI) ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER. PURCHASER SHALL, AT ITS SOLE COST AND EXPENSE, CONDUCT AND RELY EXCLUSIVELY UPON ITS OWN INDEPENDENT INVESTIGATION IN THE EVALUATION OF THE PROPERTY. IF PURCHASER ACQUIRES THE PROPERTY, PURCHASER ASSUMES ALL RISKS RELATING IN ANY MANNER TO THE PROPERTY OR ANY DEFECTS THEREIN, IF ANY, OF ANY TYPE OR NATURE WHATSOEVER, AND SHALL BE SOLELY AND COMPLETELY RESPONSIBLE FOR THE PAYMENT OF ALL COSTS AND EXPENSES IN CONNECTION THEREWITH. The provisions of this paragraph shall survive any termination of or Closing under this Agreement, and, at Seller’s option, shall be set forth in a separate agreement to be executed and delivered by Seller and Purchaser at Closing.

14.21 No Recordation. Purchaser agrees that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in any public records. Without limiting the foregoing, Purchaser acknowledges and agrees that it shall not have the right to file a notice of lis pendens or similar document against the Property in connection with any legal action against Purchaser, or record any other instrument that could impair Seller’s title to the Property, unless (i) Purchaser has substantially performed all of its obligations and tendered the Purchase Price on the Closing Date pursuant to the terms of this Agreement; (ii) Seller has then defaulted in its obligation to close the transaction contemplated herein; and (iii) Purchaser has initiated its remedy of specific performance pursuant to Section 12.2 of this Agreement. Should Purchaser ever record or attempt to record this Agreement or a memorandum or affidavit thereof or a notice of lis pendens or any other similar document other than as permitted pursuant to the preceding sentence, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement and file a release of such memorandum, lis pendens or other instrument recorded by Purchaser in the county in which the land is located, which such release shall be effective without Purchaser’s execution or approval thereof, in which event, the entire Deposit shall be retained by Seller.

14.22 Radon Gas Disclosure. Florida law requires the following disclosure to be given to the purchaser of property in the State of Florida. Seller has made no independent inspection of the Property to determine the presence of conditions which may result in radon gas; however, Seller is not aware of any such condition. Certain building methods and materials have been proven to reduce the possibility of radon gas entering the building:

“RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

WITNESSES:	SELLER:

Post, Buckley, Schuh & Jernigan, Inc.

Kimberly J. Newton	By:	/s/ Donald J. Vrana
	Name:	Donald J. Vrana
William Allen	Title:	SVP & CFO

	DATE:	8/31/2007

WITNESSES:	PURCHASER:

Greenebaum and Rose Associates, Inc.

Jennifer Scott	By:	/s/ Samuel G. Rose
Samuel G. Rose, Vice President
Lauren Huber

	DATE:	Aug. 29, 2007

The PBSJ Corporation, a Florida corporation (“Guarantor”) has joined herein for the purpose of guaranteeing the obligations of Seller under the Agreement with respect to any breach of a representation or warranty of Seller set forth in set forth in Article VII hereof, subject to the terms of Article VII and the other terms and provisions of this Agreement, including without limitation, the provisions of Section 14.14 hereof, each of which shall be applicable to and benefit Guarantor.

THE PBSJ CORPORATION, a Florida corporation

Kimberly J. Newton	By:	/s/ Donald J. Vrana
	Name:	Donald J. Vrana
William Allen	Title:	SVP & CFO

	DATE:	8/31/2007